--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:  DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
     CALTHORPE, SIR EUAN                        HTTP TECHNOLOGY, INC. (HTTP)                    to Issuer (Check all applicable)
                                                                                                X   Director         X   10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS Identification      4. Statement for       ---- title           ---- (specify
                                                Number of Reporting        Month/Year               below)               below
C/O HTTP TECHNOLOGY, INC.                       Person, if an entity    OCTOBER 2001           -------------------------------------
46 BERKELEY SQUARE                              (Voluntary)
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X  Form filed by One Reporting Person
                                                                           (Month/Year)       ---
LONDON, UNITED KINGDOM, W1J5AT                                                                    Form filed by More than One
                                                                                                  Reporting Person
                                                                                              ---
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/                                                    Month            Indirect    Owner-
                                      Year)                                                                    (I)         ship
                                                                                              (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
                                                -------------------------------------------
                                                                          (A) or
                                                Code    V       Amount    (D)     Price

------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001      10/31/01     P              1,000       A     $5.02        17,803,682          I          (1)
------------------------------------------------------------------------------------------------------------------------------------
                                    10/31/01     P              1,000       A     $4.89                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/31/01     P              2,500       A     $5.46                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/16/01     P              3,500       A     $5.46                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/12/01     P                500       A     $5.68                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/12/01     P              1,000       A     $5.44                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/11/01     P              4,750       A     $5.44                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/10/01     P              1,000       A     $5.44                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/09/01     P              4,000       A     $5.46                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/08/01     P              5,500       A     $5.46                            I
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                    10/5/01      P              3,000       A     $5.46                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/5/01      P                500       A     $5.76                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/4/01      P                500       A     $5.87                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/4/01      P                100       A     $5.67                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/4/01      P              1,500       A     $5.46                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    10/1/01      P                500       A     $5.78                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/27/01      P                500       A     $5.68                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/27/01      P                500       A     $5.78                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/25/01      P            300,000       A     $5.25                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/25/01      P                500       A     $5.68                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/24/01      P              2,500       A     $5.46                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/24/01      P              1,000       A     $5.56                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/19/01      P              1,500       A     $5.51                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/17/01      P              2,000       A     $5.72                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/17/01      P              1,000       A     $5.88                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/17/01      P             17,332       A     $6.23                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    9/4/01       P          4,320,000       A     $5.19                            I
------------------------------------------------------------------------------------------------------------------------------------
                                    6/24/01      P            146,000       A     $6.50                            I
------------------------------------------------------------------------------------------------------------------------------------

(1)   These shares are owned by STG Holdings Plc. As a significant shareholder of STG Holdings, Plc, Sir Euan Calthorpe has the opportunity to profit or share in any profit derived from a transaction with respect to the shares held by STG Holdings, Plc, and also has the power to influence the way the shares of HTTP Technology, Inc. are voted by STG Holdings, Plc.

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------
                                                             --------------------------------------  Date      Expira-
                                                                                                     Exer-     tion
                                                              Code    V        (A)        (D)        cisable   Date
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:






                                                                                        /s/ Sir Evan Calthorpe           12/5/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)